EXTENSION AGREEMENT

         This Extension Agreement (this "Agreement") is entered into as of January 7, 2009, by and among (i) Attunity Ltd., a company organized under the laws of the State of Israel and registered under No. 52-004306-8 (the "Company"), and (ii) the individuals and entities listed in Exhibit A hereto (each, a "Holder" and collectively, "Holders").

                                   WITNESSETH

         WHEREAS, the Company and the Holders entered into that certain Note and Warrant Purchase Agreement, dated March 22, 2004 (together with the ancillary documents thereto, the "Note Purchase Agreement"); and pursuant to the Note Purchase Agreement, each of the Holders was issued, and currently holds, Convertible Promissory Notes due May 4, 2009 (the "Notes") in the principal amounts set forth opposite each Holder's name in Exhibit A hereto;

         WHEREAS, the Company and certain of the Holders entered into that certain Securities Purchase Agreement, dated August 29, 2006 (together with the ancillary documents thereto, the "Securities Purchase Agreement"); and pursuant to the Securities Purchase Agreement, each of the Holders (or another person if so indicated in Exhibit A) was issued, and currently holds, Warrants to purchase Ordinary Shares of the Company, exercisable until October 9, 2009 at an exercise price of $1.25 per share (the "Warrants"), for the number of Warrant Shares set forth opposite each Holder's name in Exhibit A hereto; and

         WHEREAS, subject to the terms and conditions set forth herein, the parties wish to extend the maturity date of the Notes by eighteen (18) months and, in connection therewith, to amend some of the terms of the Notes and Warrants as further set forth herein.

         NOW THEREFORE, the parties hereto hereby agree as follows:

1. Preamble. The preamble to this Agreement constitutes an integral part hereof.

2. Effective Date. This Agreement shall become effective subject to (i) the approval thereof by the shareholders of the Company (the "Effective Date") and
(ii) the conversion into equity securities of all of the outstanding principal amount provided (or to be provided up to $0.9 million) to the Company in accordance with that Loan Agreement, dated November 25, 2008 (the "Bridge Loan").

3. Extension; Amendments. As of the Effective Date, the following shall immediately and automatically come into effect:

3.1. Notwithstanding anything to the contrary in the Note Purchase Agreement or the Notes, (i) the term "Maturity Date" (as defined in the Notes) shall be amended for all intents and purposes so as to read "November 4, 2010", and (ii)
Section 1.2 of the Notes shall be amended so that the words "this Note shall bear interest, in arrears, at a rate per annum equal to five percent (5%), payable semi-annually in cash on the first business day of September and March each year" shall be replaced by "this Note shall bear interest, in arrears, at a floating annual rate of the LIBOR rate published on the first day of each of March and September plus five percent (5%), payable semi-annually in cash on the first business day of September and March each year", it being understood that such new interest rate shall become effective as of the Effective Date.

3.2. Notwithstanding anything to the contrary in the Securities Purchase Agreement or the Warrants, (i) the term "Termination Date" (as defined in the Warrants) shall be amended for all intents and purposes so as to read "April 9, 2011", and (ii) Section 11(b) of the Warrants shall be amended so that the words "If the Company consummates at any time following the date hereof a transaction or a series of related transactions offering Ordinary Shares or Ordinary Shares Equivalents for an aggregate offering price of more than $1,500,000 (a "Financing")" shall be replaced by "If the Company consummates at any time following the date hereof a transaction or a series of related transactions offering Ordinary Shares or Ordinary Shares Equivalents for an aggregate offering price of more than $100,000 (a "Financing")".

3.3. The Note Purchase Agreement shall be amended, to add a new Section 3.16, to read as follows:

                  "For as long as the principal amount under any of the Notes remains outstanding, the Company shall not, without prior written consent of all the holders of the outstanding principal amount of the Notes then outstanding, borrow any loan which is ranked senior to, or parri passu with, the Notes; it being understood that the foregoing shall not apply to the existing $2 million loan from Plenus (or any amendment or restructuring thereof with Plenus or another person, as long as the principal amount is not increased)."


4. Representations and Warranties.

         4.1 By Company. The Company hereby represents and warrants to the Holders as of the date hereof as follows: (a) Company is a corporation duly formed and validly existing under the laws of the State of Israel, with full corporate power and authority to enter into and perform its obligations under this Agreement; (b) Company has full power and authority to consummate the transactions contemplated hereunder; (c) the consummation of the transactions contemplated hereunder and the performance of this Agreement by the Company will not violate the provisions of the current Memorandum and Articles of Association of the Company, or any applicable law; (d) the execution and performance of this Agreement by the Company has been duly authorized by all necessary corporate actions and has been duly executed and delivered by the Company; and (e) this Agreement is valid and binding upon the Company and enforceable in accordance with its terms, subject to (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.2 By Holders. Each of the Holders, severally and not jointly, represents and warrants to the Company on the date hereof as follows: (a) it has the full power and authority to execute this Agreement and to consummate the transactions contemplated hereby to be consummated by the Holder. This Agreement has been duly executed by the Holder, and this Agreement constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;
(b) if a corporation, the Holder is duly organized and properly registered in the jurisdiction of its organization and the execution, delivery and performance of this Agreement will not violate any provision of the corporate documents of such Holder; (c) Holder has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions evidenced by this Agreement and can bear the economic consequences of such investment and/or loan for an indefinite period of time; (d) Holder is an "accredited investor" as defined in Regulation D promulgated under the Securities Act; (e) Holder is purchasing the securities under this Agreement only for investment, for the Holder's own account, and without any present intention to sell or distribute such securities; and (f) Holder will not sell, pledge or otherwise dispose of any of the securities issued or to be issued hereunder in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules and regulations of the SEC promulgated under either of the foregoing.

5. Acknowledgement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. By executing this Agreement, each of the parties hereby represents that it is aware to his, her or its right to consult with its own legal counsel concerning this Agreement and this provision.

6. Miscellaneous. This Agreement shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Other than as specifically set forth herein, the Note Purchase Agreement, the Notes, the Securities Purchase Agreement and the Warrants shall remain in full force and effect with no changes.


                            [signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Extension Agreement as of the date first above written:

The Company:


Attunity Ltd.

By:_________________________
Name: ______________________
Title: _______________________

The Holders:

_____________________________________         _______________________________
GF Capital Management & Advisors, LLC          Barrossa Finance LTD.

By:_________________________                   By:_________________________
Name: ______________________                   Name: ______________________
Title: _______________________                 Title: _______________________


_____________________________________          _______________________________
Shimon Alon                                     Sharon Kotlicki
By:_________________________                    By:_________________________


_____________________________________          _______________________________
Aki Ratner                                      Genia Kotlicki
By:_________________________                    By:_________________________



_____________________________________          _______________________________
Ron Zuckerman                                   Avishai Kotlicki
By:_________________________                    By:_________________________



_____________________________________
Peter Luggen
By:_________________________







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


                                    EXHIBIT A

          Names and Addresses of Purchasers                  Principal Amount ($)              Warrant Shares
          ---------------------------------                  --------------------              --------------

                                                                    368,000                       110,400
Shimon Alon
55 Rawson Rd, Brookline, MA 02445
USA
                                                                    368,000                       110,400
Ron Zuckerman
9B Hahoresh St, Kfar Shmaryahu
Israel
                                                                    160,000                        48,000
Aki Ratner
17 Daniel St, Ramat Gan
Israel 52233
                                                                    220,800                        66,240
GF Capital Management & Advisors, LLC
390 Park Ave # 4, New York, NY 10022
USA
                                                                    147,200                        44,160
Peter Luggen
Industriestr 16, 6300 Zug
Switzerland
                                                                    184,000                        55,200
Sharon Kotlicki
Kotlicki-Pery, PO Box 879,
Kfar Shmaryahu, 46910 Israel
                                                                    92,000                         27,600
Genia Kotlicki
Kotlicki-Pery, PO Box 879,
Kfar Shmaryahu, 46910 Israel
                                                                    92,000                         27,600
Avishai Kotlicki
Kotlicki-Pery, PO Box 879,
Kfar Shmaryahu, 46910 Israel
Barrossa Finance Ltd.                                               368,000                       110,400*
c/o Lenz@ Staehelin, 58 Bleicherweg
CH-8027, Zurich
Switzerland
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* The warrants are held by Lesser Trust, an intended beneficiary of this
Agreement.